Addendum No. 1

to the

Interests and Liabilities Agreement

of

Motors Insurance Corporation

Detroit, Michigan

by

GMAC Re Corporation

Mt. Laurel, New Jersey

(hereinafter referred to as the “Subscribing Reinsurer”)

with respect to the

Private Passenger

Automobile Quota Share

Reinsurance Contract

Effective: April 1, 2007

issued to

Affirmative Insurance Company

Burr Ridge, Illinois

USAgencies Casualty Insurance Company

Baton Rouge, Louisiana

and

USAgencies Direct Insurance Company

New York, New York

(hereinafter referred to collectively as the “Company”)

The Subscribing Reinsurer hereby accepts Addendum No. 1, as duly executed by the Company, as part of the Contract, effective April 1, 2007.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Addendum as of the date undermentioned at:

Mt. Laurel, New Jersey, this 5th day of September in the year 2007.

GMAC Re Corporation
(for and on behalf of Motors Insurance Corporation)

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Addendum No. 1

to the

Private Passenger

Automobile Quota Share

Reinsurance Contract

Effective: April 1, 2007

issued to

Affirmative Insurance Company

Burr Ridge, Illinois

USAgencies Casualty Insurance Company

Baton Rouge, Louisiana

and

USAgencies Direct Insurance Company

New York, New York

(hereinafter referred to collectively as the “Company”)

It Is Hereby Agreed, effective April 1, 2007, that this Contract shall be amended as follows:

1.	Subparagraph 2 of paragraph D of Article II - Commencement and Termination - shall be deleted and the following substituted therefor:

“2.

The Subscribing Reinsurer” A.M. Best’s rating has been assigned or downgraded below B+ (inclusive of ‘Not Rated’ ratings) and/or Standard & Poor’s rating has been assigned or downgraded below BBB (inclusive of ‘Not Rated’ ratings); or”

2.	The following paragraph shall be added to and made part of Article II - Commencement and Termination:

“J.

Notwithstanding the provisions of paragraphs B, C, D and E above, the Company may terminate this Contract, on a runoff or cutoff basis at the sole discretion of the Company, at any time by giving the Reinsurer written notice in the event the Reinsurer fails to meet its obligations pursuant to the terms of the Trust Agreement between the Company and the Reinsurer, effective April 1, 2007 (hereinafter referred to as the ‘Trust Agreement’). However, the Reinsurer shall have 30 days from the date of the Company’s written notice during which time the Reinsurer shall come into compliance with its obligations under the Trust Agreement and upon such compliance, the notice of termination shall be rescinded by the Company.”

3.	Paragraph B of Article V - Retention and Limit - shall be deleted and the following substituted therefor:

“B.

In conjunction with the provisions of the Other Reinsurance Article, the Company may purchase other pro rata reinsurance at different terms and conditions set forth under this Contract; however, in no event shall the Company or any of its affiliates retain less than 25.0% of its net liability as respects pro rata cessions.”

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4.	Subparagraph 1 of paragraph A of Article XIV - Special Commutation - shall be deleted and the following substituted therefor:

“1.

The Reinsurer fails to meet its obligations pursuant to the terms of the Trust Agreement. However, the Reinsurer shall have 30 days from the date of the Company’s written notice of the intent to commute during which time the Reinsurer shall come into compliance with its obligations under the Trust Agreement and upon such compliance, the notice of commutation shall be rescinded by the Company; or”

5.	Article XV - Late Payments - shall be deleted from this Contract.

6.	Article XVI - Offset (BRMA 36A) - shall be deleted and the following substituted therefor:

“Article XVI - Offset and Release of Corresponding Liability

A.

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company. This provision shall not be affected by the insolvency of either party to this Contract.

B.

The Reinsurer shall be entitled to deduct any payments and/or sums withdrawn by the Company pursuant to the terms of the Trust Agreement from any sums which may be or become due the Company, its successors or assigns. It is understood and agreed that any such payments and/or withdrawals pursuant to the terms of the Trust Agreement shall, to the extent of such amounts, fully discharge and completely release the Reinsurer of its corresponding liability to the Company under this Contract and to any conservator, rehabilitator, successor, assignee, liquidator or statutory successor of the Company and shall constitute equivalent performance under this Contract. In no event shall the Reinsurer be subject to duplicate liability.”

7.	Paragraph A of Article XXII - Reserves - shall be deleted and the following substituted therefor:

“A.

The Reinsurer agrees to fund its share of the Company’s ceded unearned premium and outstanding loss reserves (including IBNR as established by the Company’s actuary and agreed upon by the Reinsurer) by:

1.

Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

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3.	Cash advances;

if the Reinsurer is unauthorized, unapproved, unqualified, or not accredited in any state of the United States of America or the District of Columbia having jurisdiction over the Company, and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.”

8.	The following paragraph shall be added to and made part of Article XXIV - Arbitration:

“I.

The provisions of this Article shall not apply to any disagreement between the Company and the Reinsurer as to the amounts to be funded for undisputed claims under the Trust Agreement, it being the intent that any such dispute will be determined in accordance with the arbitration provisions set forth in the Trust Agreement.”

The provisions of this Contract shall remain otherwise unchanged.

In Witness Whereof, the Company by its duly authorized representative has executed this Addendum as of the date undermentioned at:

Burr Ridge, Illinois, this 28th day of August in the year 2007.

, President
Affirmative Insurance Company
USAgencies Casualty Insurance Company
USAgencies Direct lnsurance Company

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